Exhibit 99.1

Newmont Announces First Quarter Operating and Financial Results

DENVER--(BUSINESS WIRE)--April 23, 2015--Newmont Mining Corporation (NYSE: NEM) (“Newmont” or “the Company”) announced first quarter earnings, including $628 million in operating cash flow, and production in line with guidance.

  Net income: Achieved net income attributable to shareholders from continuing operations of $175 million, or $0.35 per share, compared to $117 million or $0.23 per share the prior year quarter; adjusted net income1 was $229 million, or $0.46 per basic share, compared to $121 million or $0.24 per share the prior year quarter
  Consolidated cash flow: Generated cash from continuing operations of $628 million and free cash flow2 from continuing operations of $344 million, compared to $183 million and $(52) million the prior year quarter
  Consolidated adjusted EBITDA3: Delivered adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) of $815 million in the first quarter, compared to $493 million in the prior year quarter
  All-in sustaining costs (“AISC”)4: Gold and copper AISC was $849 per ounce and $1.73 per pound, respectively, compared with $1,034 per ounce and $3.67 per pound, respectively, in the prior year quarter
  Costs applicable to sales (“CAS”): Reported gold and copper CAS of $609 per ounce and $1.33 per pound, respectively, compared with $751 per ounce and $2.71 per pound, respectively, in the prior year quarter
  Attributable production: Delivered 1.21 million ounces and 37,000 tonnes of attributable gold and copper production, respectively, compared to 1.21 million ounces and 24,000 tonnes, respectively, in the prior year quarter
  Outlook: Maintaining full year 2015 outlook5 between 4.6 and 4.9 million attributable ounces of gold, at CAS between $660 and $710 per ounce and AISC between $960 and $1,020 per ounce
  Portfolio: Recently announced Long Canyon Phase 1 represents upside to previous long-term guidance including annual production of between 100,000 to 150,000 ounces at below average CAS and AISC
  Shareholder Returns: Declared a first quarter dividend of $0.025 per share in accordance with the Company’s gold price-linked dividend policy6

“Newmont had a strong start to the year despite lower metal prices. We generated 50% higher earnings on 18% lower all-in sustaining costs compared with the first quarter of 2014,” said Gary Goldberg, President and Chief Executive Officer. “Free cash flow increased by nearly $400 million compared to the first quarter of 2014, benefiting from higher grades, favorable oil price and exchange rates, and some delayed capital we expect to spend later this year. Our stronger cash flow and non-core asset sales have allowed us to reduce net debt by $1.4 billion over the last year while funding our Merian project in Suriname and the Long Canyon project in Nevada. The first phase of development at Long Canyon will open a highly prospective new gold district that builds on our 50 years of expertise and infrastructure in Nevada.”

1 Non-GAAP measure. See page 10 for reconciliation to net income.

2 Non-GAAP measure. See page 11 for reconciliation.

3 Non-GAAP measure. See page 10 to11 for reconciliation.

4 Non-GAAP measure; see pages 13 to 16 for reconciliation.

5 Outlook constitutes forward-looking statements, which are subject to risk and uncertainties. See Cautionary Note on page 18. See note (b) on page 5 for information on how AISC outlook, which is a non-GAAP metric, is calculated.

6 Such policy is non-binding; declaration of future dividends remains subject to approval and discretion of the Board of Directors.

First Quarter Summary Results

Net income attributable to shareholders from continuing operations was $175 million, or $0.35 per basic share, up 50 percent compared to the first quarter of 2014. Adjusted net income was $229 million, or $0.46 per basic share, almost double the prior year quarter. Strong production, continued cost containment and some delayed spending were primary contributors to this performance.

Consolidated cash flow from continuing operations was $628 million in the first quarter, a three-fold increase from the prior year quarter. Free cash flow was $344 million in the first quarter, a $396 million improvement over first quarter 2014. The Company held $2.6 billion of consolidated cash on its balance sheet, up 8% from the prior year quarter. During the quarter the Company pre-paid $200 million towards its existing term loan. Net debt at the end of the quarter was $3.9 billion versus $5.3 billion a year earlier.7

Revenue totaled $2.0 billion compared to $1.8 billion in the first quarter of 2014 due primarily to higher copper production and sales at Batu Hijau. During the first quarter of 2015, Batu Hijau operated and shipped at full capacity, whereas the prior year quarter was impacted by the temporary export ban.

Average realized gold and copper price was $1,203 per ounce and $2.34 per pound, respectively, compared with $1,293 per ounce and $2.50 per pound, respectively, in the prior year quarter.

Attributable gold production totaled 1.21 million ounces, equal to the first quarter of 2014, with higher production from Batu Hijau, Twin Creeks and Yanacocha offsetting lower production at KCGM and asset sales. Newmont has generated more than $1.4 billion dollars in asset sales since 2013 while maintaining attributable gold production. Attributable copper production totaled 37,000 tonnes compared to 24,000 tonnes in the year ago period due to higher grade phase 6 ore at Batu Hijau in Indonesia.

Gold and copper AISC was $849 per ounce and $1.73 per pound, respectively, compared with $1,034 per ounce and $3.67 per pound, respectively, in the prior year quarter. Gold and copper CAS were $609 per ounce and $1.33 per pound, respectively, compared with $751 per ounce and $2.71 per pound, respectively, in the first quarter of 2014. Unit costs benefitted from lower direct operating costs derived from cost and efficiency improvements, lower fuel prices and a favorable Australian dollar exchange rate.

Capital expenditures for the first quarter were $284 million, including $156 million of sustaining capital. Development capital was primarily spent on constructing Merian in Suriname in the first quarter. Lower overall capital spend in the quarter was due to timing and levels are expected to remain within guidance for the year.

7 Non-GAAP measure. See page 11-12 for reconciliation.

	Three Months Ended March 31,
	2015	2014	% Change
Attributable Sales (koz, Mlbs)
Attributable gold ounces sold	1,194	1,174	2%
Attributable copper pounds sold	85	35	143%

Average Realized Price ($/oz, $/lb)
Average realized gold price	$ 1,203	$ 1,293	-7%
Average realized copper price	$ 2.34	$ 2.50	-6%

Attributable Production (koz, kt)
North America	405	405	0%
South America	141	122	16%
Asia Pacific	451	458	-2%
Africa	216	225	-4%
Total Gold	1,213	1,210	0%

North America	5	6	-17%
Asia Pacific	32	18	78%
Total Copper	37	24	54%

CAS Consolidated ($/oz, $/lb)
North America	$ 690	$ 726	-5%
South America	461	1,075	-57%
Asia Pacific	677	790	-14%
Africa	463	428	8%
Total Gold	$ 609	$ 751	-19%

North America	$ 1.93	$ 2.39	-19%
Asia Pacific	1.27	2.83	-55%
Total Copper	$ 1.33	$ 2.71	-51%

AISC Consolidated ($/oz, $/lb)
North America	$ 895	$ 958	-7%
South America	707	1,403	-50%
Asia Pacific	818	959	-15%
Africa	640	616	4%
Total Gold	$ 849	$ 1,034	-18%

North America	$ 2.38	$ 2.55	-6%
Asia Pacific	1.67	4.03	-59%
Total Copper	$ 1.73	$ 3.67	-53%

2015 – 2017 OUTLOOK

Newmont remains on track to meet its full year 2015 outlook for gold and copper production, CAS and AISC. Total 2015 CAS and AISC are unchanged, but the Company’s revised outlook reflects a three percent reduction in Asia Pacific region costs, offsetting an increase in Africa costs. Boddington and Tanami CAS and AISC outlook for 2015 are lower than previous estimates due primarily to lower Australian dollar exchange rates and oil prices. In Africa, Akyem CAS outlook for 2015 is also improved due to ongoing cost and efficiency improvements. The updated 2015 outlook includes increased capital spending for Long Canyon and additional power generation units at Ahafo and Akyem to mitigate ongoing load shedding in Ghana. As a result, 2015 AISC outlook is unchanged at Akyem and up slightly at Ahafo.

Newmont continues to expect 2016 and 2017 gold and copper production, CAS, AISC and sustaining capital outlook to remain unchanged from previous guidance, excluding the positive impact of Long Canyon Phase 1 announced earlier this month.

Debt – As previously announced, at $1,200 per ounce gold, Newmont could fund its most promising growth projects and potentially prepay $750 million in debt in 2015 from cash flow and existing cash balances. During the first quarter, Newmont elected to prepay $200 million towards its existing term loan and will continue to analyze opportunities to pay our liabilities in advance, including the PTNNT project debt facility, other regional and corporate debt and potential term loan prepayments.

Projects Update

Waihi Correnso achieved commercial production in Q1 2015 and construction is expected to be completed in mid-2015 at a total capital cost of approximately $30 to $40 million. The new Correnso underground mine extends the life of Waihi and provides a drilling platform for other high grade veins.

The Turf Vent Shaft is expected to achieve commercial production in late 2015, adding approximately 100,000 to 150,000 ounces of annual production to Leeville. The shaft provides ventilation required to increase production and decrease mine costs over the 11 year mine life at Leeville. Capital costs for the project are estimated at between $350 and $400 million, of which approximately $70 to $80 million will be spent in 2015.

Merian is moving ahead on schedule and on budget. Merian will give Newmont a foothold in a prospective new district with significant upside potential. Gold production is expected to average between 400,000 and 500,000 ounces on a 100 percent basis during the first five years at a cost applicable to sales of $575 to $675 per ounce, and all-in sustaining cost of between $650 and $750 per ounce (unescalated). Capital costs for the project are estimated at between $600 and $700 million for Newmont’s 75 percent share. Newmont’s capital expenditure is expected to be between $330 million and $360 million in 2015 and between $150 million and $190 million in 2016. The project is scheduled for start-up in late 2016.

Long Canyon Phase 1 is now under construction and is expected to achieve commercial production in the first half of 2017. This first phase of development consists of an open pit mine and heap leach operation with production of between 100,000 and 150,000 ounces per year over an eight year mine life. Estimated average costs applicable to sales are expected to be between $400 and $500 per ounce and all-in sustaining costs of between $500 and $600 per ounce over the life of the mine, in the first quartile for gold production. Total capital costs for the project are estimated at between $250 and $300 million allocated roughly evenly in 2015 and 2016 with minimal spending in 2017.

The Tanami Expansion Project and Ahafo Mill Expansion represent additional upside not currently included in the 2015 – 2017 outlook.

Tanami Expansion Project includes constructing a second decline in the mine and building incremental capacity in the plant to increase profitable production and serve as a platform for exploration drilling to support future expansion. For a capital cost of between $100 and $120 million, the project would add incremental gold production of 100,000 to 125,000 ounces (first five year average) at lower costs and increase mine life by three years. If approved later this year, additional production would come on line in 2017.

Ahafo Mill Expansion would increase profitable production by 100,000 to 125,000 ounces (first five year average) while lowering costs and off-setting the impacts of lower grades and harder ore. Capital costs are expected to be between $140 and $160 million. If approved in the second half of 2015, the additional production would be expected in 2017.

2015 Outlook[a]	Consolidated Production			Attributable Production			Consolidated CAS			Consolidated All-in Sustaining Costs[b]			Consolidated Total Capital Expenditures
	(kozs, kt)			(kozs, kt)			($/oz, $/lb)			($/oz, $/lb)			($M)
North America
Carlin	850	-	910	850	-	910	$840	-	$900	$1,090	-	$1,170	$270	-	$290
Phoenix[c]	200	-	220	200	-	220	$760	-	$820	$900	-	$960	$20	-	$30
Twin Creeks[d]	410	-	440	410	-	440	$530	-	$570	$700	-	$750	$60	-	$70
Long Canyon													$130	-	$150
Other North America													$10	-	$20
Total	1,460	-	1,570	1,460	-	1,570	$750	-	$800	$990	-	$1,060	$490	-	$560

South America
Yanacocha[f]	880	-	940	450	-	490	$550	-	$590	$870	-	$930	$140	-	$160
Merian													$440	-	$470
Total	880	-	940	450	-	490	$550	-	$590	$950	-	$1,020	$580	-	$630

Asia Pacific
Boddington	700	-	750	700	-	750	$790	-	$850	$910	-	$980	$70	-	$80
Tanami	390	-	420	390	-	420	$590	-	$640	$850	-	$910	$80	-	$90
Waihi	130	-	150	130	-	150	$570	-	$610	$760	-	$820	$10	-	$20
Kalgoorlie[e]	310	-	340	310	-	340	$810	-	$870	$930	-	$1,000	$20	-	$30
Other Asia Pacific													$5	-	$10
Batu Hijau[h]	590	-	640	270	-	290	$440	-	$480	$600	-	$640	$120	-	$130
Total	2,120	-	2,300	1,800	-	1,950	$650	-	$700	$820	-	$880	$305	-	$360

Africa
Ahafo	300	-	330	300	-	330	$770	-	$830	$1,100	-	$1,180	$100	-	$120
Akyem	440	-	470	440	-	470	$470	-	$510	$630	-	$680	$60	-	$70
Total	740	-	800	740	-	800	$600	-	$640	$860	-	$920	$160	-	$190

Equity Production[g]				100	-	130
Corporate/Other													$10	-	$20
Total Gold	5,200	-	5,610	4,550	-	4,940	$660	-	$710	$960	-	$1,020	$1,545	-	$1,760

Phoenix	15	-	25	15	-	25	$2.10	-	$2.30	$2.50	-	$2.70
Boddington	25	-	35	25	-	35	$2.20	-	$2.50	$2.80	-	$3.10
Batu Hijau[h]	200	-	220	90	-	100	$1.00	-	$1.20	$1.50	-	$1.70
Total Copper	240	-	280	130	-	160	$1.20	-	$1.40	$1.70	-	$1.90
Consolidated Expense Outlook[i]
General & Administrative	$170	-	$190
Other Expense	$150	-	$175
Interest Expense	$280	-	$300
DD&A	$1,160	-	$1,240
Exploration and Projects	$370	-	$400
Sustaining Capital	$880	-	$950
Tax Rate	33%	-	37%

a2015 Outlook projections used in this release (“Outlook”) are considered “forward-looking statements” and represent management’s good faith estimates or expectations of future production results as of the date hereof. Outlook is based upon certain assumptions, including, but not limited to, metal prices, oil prices, certain exchange rates and other assumptions. For example, 2015 Outlook assumes $1,200/oz Au, $2.75/lb Cu, $0.85 USD/AUD exchange rate and $75/barrel WTI. AISC and CAS cost estimates do not include inflation. Such assumptions may prove to be incorrect and actual results may differ materially from those anticipated. Consequently, Outlook cannot be guaranteed. As such, investors are cautioned not to place undue reliance upon Outlook and forward-looking statements as there can be no assurance that the plans, assumptions or expectations upon which they are placed will occur.

bNon-GAAP measure. All-in sustaining costs as used in the Company’s Outlook is a non-GAAP metric defined as the sum of cost applicable to sales (including all direct and indirect costs related to current gold production incurred to execute on the current mine plan), remediation costs (including operating accretion and amortization of asset retirement costs), G&A, exploration expense, advanced projects and R&D, treatment and refining costs, other expense, net of one-time adjustments and sustaining capital.

cIncludes Lone Tree operations.

dIncludes TRJV operations.

eBoth consolidated and attributable production are shown on a pro-rata basis with a 50% ownership for Kalgoorlie.

fConsolidated production for Yanacocha is presented on a total production basis for the mine site; attributable production represents a 51.35% interest.

gLa Zanja and Duketon are not included in the consolidated figures above; attributable production figures are presented based upon a 46.94% ownership interest at La Zanja and a 19.45% ownership interest in Duketon.

hConsolidated production for Batu Hijau is presented on a total production basis for the mine site; whereas attributable production represents a 48.5% ownership interest in 2015 outlook (assumes completion of the remaining share divestiture in the first half of 2016 for ownership of 44.5625%). Outlook for Batu Hijau remains subject to various factors, including, without limitation, renegotiation of the CoW, issuance of future export approvals following the expiration of the six-month permit, negotiations with the labor union, future in-country smelting availability and regulations relating to export quotas, and certain other factors.

iConsolidated expense outlook is adjusted to exclude extraordinary items. For example, the tax rate outlook above is a consolidated adjusted rate, which assumes the exclusion of certain tax valuation allowance adjustments.

NEWMONT MINING CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited, in millions except per share)

	Three Months Ended
	March 31,
	2015	2014

Sales	$1,972	$1,764

Costs and expenses
Costs applicable to sales (1)	1,019	1,083
Depreciation and amortization	289	298
Reclamation and remediation	23	20
Exploration	33	34
Advanced projects, research and development	28	42
General and administrative	44	45
Other expense, net	39	52
	1,475	1,574
Other income (expense)
Other income, net	11	46
Interest expense, net	(85)	(93)
	(74)	(47)
Income (loss) before income and mining tax and other items	423	143
Income and mining tax benefit (expense)	(193)	(78)
Equity income (loss) of affiliates	(9)	-
Income (loss) from continuing operations	221	65
Income (loss) from discontinued operations	8	(17)
Net income (loss)	229	48
Net loss (income) attributable to noncontrolling interests	(46)	52
Net income (loss) attributable to Newmont stockholders	$183	$100

Net income (loss) attributable to Newmont stockholders:
Continuing operations	$175	$117
Discontinued operations	8	(17)
	$183	$100
Income (loss) per common share
Basic:
Continuing operations	$0.35	$0.23
Discontinued operations	0.02	(0.03)
	$0.37	$0.20
Diluted:
Continuing operations	$0.35	$0.23
Discontinued operations	0.02	(0.03)
	$0.37	$0.20

Cash dividends declared per common share	$0.025	$0.150

(1) Excludes Depreciation and amortization and Reclamation and remediation.

NEWMONT MINING CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited, in millions)

	Three Months Ended
	March 31,
	2015	2014
Operating activities:
Net income	$229	$48
Adjustments:
Depreciation and amortization	289	298
Stock based compensation and other non-cash benefits	20	13
Reclamation and remediation	23	20
Loss (income) from discontinued operations	(8)	17
Impairment of investments	57	1
Deferred income taxes	61	35
Gain on asset and investment sales, net	(44)	(50)
Other operating adjustments and write-downs	74	151
Net change in operating assets and liabilities	(73)	(350)
Net cash provided from continuing operations	628	183
Net cash used in discontinued operations	(3)	(3)
Net cash provided from operations	625	180
Investing activities:
Additions to property, plant and mine development	(284)	(235)
Acquisitions, net	-	(28)
Sales of investments	29	25
Purchases of investments	-	(1)
Proceeds from sale of other assets	44	70
Other	(3)	(9)
Net cash used in investing activities	(214)	(178)
Financing activities:
Proceeds from debt, net	-	3
Repayment of debt	(205)	-
Sale of noncontrolling interests	37	-
Funding from noncontrolling interests	47	-
Acquisition of noncontrolling interests	(3)	(2)
Dividends paid to noncontrolling interests	(3)	-
Dividends paid to common stockholders	(12)	(77)
Restricted cash and other	(57)	(4)
Net cash used in financing activities	(196)	(80)
Effect of exchange rate changes on cash	(20)	(2)
Net change in cash and cash equivalents	195	(80)
Cash and cash equivalents at beginning of period	2,403	1,555
Cash and cash equivalents at end of period	$2,598	$1,475

NEWMONT MINING CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited, in millions)

	At March 31,	At December 31,
	2015	2014
ASSETS
Cash and cash equivalents	$2,598	$2,403
Trade receivables	237	186
Other accounts receivable	179	290
Investments	39	73
Inventories	684	700
Stockpiles and ore on leach pads	753	666
Deferred income tax assets	223	240
Other current assets	1,438	881
Current assets	6,151	5,439
Property, plant and mine development, net	13,612	13,650
Investments	272	334
Stockpiles and ore on leach pads	2,805	2,820
Deferred income tax assets	1,828	1,790
Other long-term assets	934	883
Total assets	$25,602	$24,916

LIABILITIES
Debt	$231	$166
Accounts payable	376	406
Employee-related benefits	208	307
Income and mining taxes	164	74
Other current liabilities	1,855	1,245
Current liabilities	2,834	2,198
Debt	6,221	6,480
Reclamation and remediation liabilities	1,617	1,606
Deferred income tax liabilities	707	656
Employee-related benefits	498	492
Other long-term liabilities	362	395
Total liabilities	12,239	11,827
Commitments and contingencies

EQUITY
Common stock	800	798
Additional paid-in capital	8,741	8,712
Accumulated other comprehensive income (loss)	(492)	(478)
Retained earnings	1,413	1,242
Newmont stockholders' equity	10,462	10,274
Noncontrolling interests	2,901	2,815
Total equity	13,363	13,089
Total liabilities and equity	$25,602	$24,916

Regional Operating Statistics

	Consolidated gold ounces produced (thousands):		Attributable gold ounces produced (thousands):
	Three Months Ended March 31,		Three Months Ended March 31,
	2015	2014	2015	2014
North America
Carlin	229	228	229	228
Phoenix	55	53	55	53
Twin Creeks	121	96	121	96
La Herradura(1)	-	28	-	28
	405	405	405	405
South America
Yanacocha	248	208	127	107

Asia Pacific
Boddington	184	174	184	174
Tanami	99	84	99	84
Jundee(2)	-	63	-	63
Waihi	41	27	41	27
Kalgoorlie	62	90	62	90
Batu Hijau	107	16	52	8
	493	454	438	446
Africa
Ahafo	101	105	101	105
Akyem	115	120	115	120
	216	225	216	225
Equity Production	-	-	27	27
	1,362	1,292	1,213	1,210
Consolidated copper pounds produced (millions):
Phoenix	12	12	12	12
Boddington	18	17	18	17
Batu Hijau	109	48	53	23
	139	77	83	52
Consolidated copper tonnes produced (thousands):
Phoenix	5	6	5	6
Boddington	8	8	8	8
Batu Hijau	49	21	24	10
	62	35	37	24

(1) On October 6, 2014, the Company sold its 44% interest in La Herradura.
(2) The Jundee mine was sold July 1, 2014.

Non-GAAP Financial Measures

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by generally accepted accounting principles (“GAAP”). These measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

Adjusted net income (loss)

Management of the Company uses Adjusted net income (loss) to evaluate the Company’s operating performance, and for planning and forecasting future business operations. The Company believes the use of Adjusted net income (loss) allows investors and analysts to compare results of the continuing operations of the Company and its direct and indirect subsidiaries relating to the production and sale of minerals to similar operating results of other mining companies, by excluding exceptional or unusual items. The net income (loss) adjustments are presented net of tax generally at Company’s statutory effective tax rate of 35% and net of our partners’ noncontrolling interests when applicable. The corollary impact of the adjustments through the Company’s Valuation allowance is shown separately. Management’s determination of the components of Adjusted net income (loss) are evaluated periodically and based, in part, on a review of non-GAAP financial measures used by mining industry analysts. Net income (loss) attributable to Newmont stockholders is reconciled to Adjusted net income (loss) as follows:

	Three Months Ended March 31,
	2015	2014
Net income (loss) attributable to Newmont stockholders	$183	$100
Loss (income) from discontinued operations (1)	(8)	17
Impairments and loss provisions (2)	37	1
Tax valuation allowance	44	13
Restructuring and other (3)	2	3
Asset sales (4)	(29)	(13)
Adjusted net income (loss)	$229	$121

Net income (loss) per share	$0.37	$0.20
Loss (income) from discontinued operations, net of taxes	(0.01)	0.03
Impairments and loss provisions, net of taxes	0.07	-
Tax valuation allowance	0.09	0.03
Restructuring and other, net of taxes	-	0.01
Asset sales, net of taxes	(0.06)	(0.03)
Adjusted net income (loss) per share, basic	$0.46	$0.24

Net income (loss) per share, diluted	$0.37	$0.20
Loss (income) from discontinued operations, net of taxes	(0.01)	0.03
Impairments and loss provisions, net of taxes	0.07	-
Tax valuation allowance	0.09	0.03
Restructuring and other, net of taxes	-	0.01
Asset sales, net of taxes	(0.06)	(0.03)
Adjusted net income (loss) per share, diluted	$0.46	$0.24

Weighted average common shares (millions):
Basic	499	498
Diluted	500	499
(1)	Loss (income) from discontinued operations is presented net of tax $4 and ($8) expense (benefit), respectively
(2)	Impairments and loss provisions is presented net of tax ($20) and nil expense (benefit), respectively
(3)	Restructuring and other is present net of tax ($2) and ($2) expense (benefit), respectively and amounts attributed to noncontrolling interests income (expense) of ($1) and ($2), respectively
(4)	Asset sales are presented net of tax $15 and $36 expense (benefit), respectively

Adjusted Earnings Before Interest, Taxes, Depreciation, and Amortization (“EBITDA”)

We also present adjusted earnings before interest, taxes, depreciation, and amortization ("adjusted EBITDA") as a non-GAAP measure. Our management uses adjusted net income, adjusted net income per diluted share and adjusted EBITDA as measures of operating performance to assist in comparing performance from period to period on a consistent basis; as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; in communications with the board of directors, stockholders, analysts and investors concerning our financial performance; as useful comparisons to the performance of our competitors; and as metrics of certain management incentive compensation calculations. We believe that adjusted net income, adjusted net income per diluted share and adjusted EBITDA are used by and are useful to investors and other users of our financial statements in evaluating our operating performance because they provide an additional tool to evaluate our performance without regard to special and non-core items, which can vary substantially from company to company depending upon accounting methods and book value of assets and capital structure. We have provided reconciliations of all non-GAAP measures to their nearest U.S. GAAP measures and have consistently applied the adjustments within our reconciliations in arriving at each non-GAAP measure. These adjustments consist of special items from our U.S. GAAP financial statements as well as other non-core items, such as property, plant and mine development impairments, restructuring costs, gains and losses on sales of asset sales, abnormal production costs and transaction/acquisition costs included in our U.S. GAAP results that warrant adjustment to arrive at non-GAAP results. We consider these items to be necessary adjustments for purposes of evaluating our ongoing business performance and are often considered non-recurring. Such adjustments are subjective and involve significant management judgment.

Management of the Company uses Earnings before interest, taxes and depreciation and amortization (“EBITDA”) and EBITDA adjusted for non-core or unusual items (“Adjusted EBITDA”) as non-GAAP measures to evaluate the Company’s operating performance. EBITDA and Adjusted EBITDA are non-U.S. GAAP measures. EBITDA and Adjusted EBITDA do not represent, and should not be considered an alternative to, net earnings (loss), operating earnings (loss), or cash flow from operations as those terms are defined by GAAP, and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. Although Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements by other companies, our calculation of Adjusted EBITDA is not necessarily comparable to such other similarly titled captions of other companies. The Company believes that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors. Management’s determination of the components of Adjusted EBITDA are evaluated periodically and based, in part, on a review of non-GAAP financial measures used by mining industry analysts. Net income (loss) attributable to Newmont stockholders is reconciled to Earnings before interest, taxes and depreciation and amortization and Adjusted earnings before interest, taxes and depreciation and amortization as follows:

	Three Months Ended March 31,
	2015	2014
Net income (loss) attributable to Newmont stockholders	$183	$100
Net loss (income) attributable to noncontrolling interests	46	(52)
Income (loss) from discontinued operations	(8)	17
Equity income (loss) of affiliates	9	-
Income and mining tax (expense) benefit	193	78
Depreciation and amortization	289	298
Interest expense, net	85	93
EBITDA	$797	$534
Adjustments:
Impairments and loss provisions	$57	$1
Restructuring	5	7
Asset sales	(44)	(49)
Adjusted EBITDA	$815	$493

Free Cash Flow

Free cash flow is cash generated from Net cash provided from continuing operations less Additions to property, plant and mine development as presented on the Statement of Cash Flows. To supplement our statements of cash flows presented on a GAAP basis, we use non-GAAP measures of cash flows to analyze cash flows generated from our operations. We believe free cash flow is also useful as one of the bases for comparing our performance with our competitors. The presentation of non-GAAP free cash flow is not meant to be considered in isolation or as an alternative to net income as an indicator of our performance, or as an alternative to cash flows from operating activities as a measure of liquidity.Net cash provided from continuing operations is reconciled to Free cash flow as follows:

	Three Months Ended March 31,
	2015	2014
Net cash provided from continuing operations	$628	$183
Less: Additions to property, plant and mine development	(284)	(235)
Free Cash Flow	$344	$(52)

Net Debt

Net debt is defined as current maturities of long-term Debt plus long-term Debt less Cash and cash equivalents included in the historical Consolidated Balance Sheets. We use Net debt as a supplemental non-GAAP measure of our leverage as a means to evaluate our ability to repay our indebtedness and to measure the risk of our financial structure. This non-GAAP measure should not be considered as an alternative to total debt, total liabilities or any other performance measure derived in accordance with GAAP. Net debt is calculated as follows:

	Three Months Ended March 31,
	2015	2014(1)
Debt	$6,452	$6,761
Less: Cash and cash equivalents	(2,598)	(1,475)
Net debt	$3,854	$5,286

(1) Refer to Newmont’s Quarterly Report on Form 10-Q for the period ended March 31, 2014 filed April 24, 2014 for Debt and Cash and cash equivalents in the historical Consolidated Balance Sheets.

Costs applicable to sales per ounce/pound

Costs applicable to sales per ounce/pound are non-GAAP financial measures. These measures are calculated by dividing the costs applicable to sales of gold and copper by gold ounces or copper pounds sold, respectively. These measures are calculated on a consistent basis for the periods presented on a consolidated basis. Costs applicable to sales per ounce/pound statistics are intended to provide additional information only and do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Other companies may calculate these measures differently.

The following tables reconcile these non-GAAP measures to the most directly comparable GAAP measures.

Costs applicable to sales per ounce

	Three Months Ended March 31,
	2015	2014
Costs applicable to sales (1)	$834	$960
Gold sold (thousand ounces)	1,367	1,278
Costs applicable to sales per ounce	$609	$751

(1) Includes by-product credits of $14 in the first quarter 2015 and $19 in the first quarter of 2014.

Costs applicable to sales per pound

	Three Months Ended March 31,
	2015	2014
Costs applicable to sales (1)	$185	$123
Copper sold (million pounds)	139	45
Costs applicable to sales per pound	$1.33	$2.71

(1) Includes by-product credits of $6 in the first quarter of 2015 and $4 in the first quarter of 2014.

All-In Sustaining Costs

Newmont has worked to develop a metric that expands on GAAP measures such as cost of goods sold and non-GAAP measures to provide visibility into the economics of our mining operations related to expenditures, operating performance and the ability to generate cash flow from operations.

Current GAAP-measures used in the mining industry, such as cost of goods sold, do not capture all of the expenditures incurred to discover, develop, and sustain gold production. Therefore, we believe that all-in sustaining costs is a non-GAAP measure that provides additional information to management, investors, and analysts that aid in the understanding of the economics of our operations and performance compared to other producers and in the investor’s visibility by better defining the total costs associated with production.

All-in sustaining cost (“AISC”) amounts are intended to provide additional information only and do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Other companies may calculate these measures differently as a result of differences in the underlying accounting principles, policies applied and in accounting frameworks such as in International Financial Reporting Standards (“IFRS”), or by reflecting the benefit from selling non-gold metals as a reduction to AISC. Differences may also arise related to definitional differences of sustaining versus development capital activities based upon each company’s internal policies.

The following disclosure provides information regarding the adjustments made in determining the all-in sustaining costs measure:

Cost Applicable to Sales - Includes all direct and indirect costs related to current gold production incurred to execute the current mine plan. Costs Applicable to Sales (“CAS”) includes by-product credits from certain metals obtained during the process of extracting and processing the primary ore-body. CAS is accounted for on an accrual basis and excludes Amortization and Reclamation and remediation, which is consistent with our presentation of CAS on the Statement of Consolidated Income. In determining AISC, only the CAS associated with producing and selling an ounce of gold is included in the measure. Therefore, the amount of gold CAS included in AISC is derived from the CAS presented in the Company’s Statement of Consolidated Income less the amount of CAS attributable to the production of copper at our Phoenix, Boddington and Batu Hijau mines. The copper CAS at those mine sites is disclosed in Note 3 – Segments that accompanies the Consolidated Financial Statements. The allocation of CAS between gold and copper at the Phoenix, Boddington and Batu Hijau mines is based upon the relative sales percentage of copper and gold sold during the period.

Remediation Costs - Includes accretion expense related to asset retirement obligations (“ARO”) and the amortization of the related Asset Retirement Cost (“ARC”) for the Company’s operating properties recorded as an ARC asset. Accretion related to ARO and the amortization of the ARC assets for reclamation and remediation do not reflect annual cash outflows but are calculated in accordance with GAAP. The accretion and amortization reflect the periodic costs of reclamation and remediation associated with current gold production and are therefore included in the measure. The allocation of these costs to gold and copper is determined using the same allocation used in the allocation of CAS between gold and copper at the Phoenix, Boddington and Batu Hijau mines.

Advanced Projects and Exploration - Includes incurred expenses related to projects that are designed to increase or enhance current gold production and gold exploration. We note that as current resources are depleted, exploration and advance projects are necessary for us to replace the depleting reserves or enhance the recovery and processing of the current reserves. As this relates to sustaining our gold production, and is considered a continuing cost of a mining company, these costs are included in the AISC measure. These costs are derived from the Advanced projects, research and development and Exploration amounts presented in the Company’s Statement of Consolidated Income less the amount attributable to the production of copper at our Phoenix, Boddington and Batu Hijau mines. The allocation of these costs to gold and copper is determined using the same allocation used in the allocation of CAS between gold and copper at the Batu Hijau, Boddington and Phoenix mines.

General and Administrative - Includes cost related to administrative tasks not directly related to current gold production, but rather related to support our corporate structure and fulfilling our obligations to operate as a public company. Including these expenses in the AISC metric provides visibility of the impact that general and administrative activities have on current operations and profitability on a per ounce basis.

Other Expense, net - Includes costs related to regional administration and community development to support current gold production. We exclude certain exceptional or unusual expenses from Other expense, net, such as restructuring, as these are not indicative to sustaining our current gold operations. Furthermore, this adjustment to Other expense, net is also consistent with the nature of the adjustments made to Net income (loss) as disclosed in the Company’s non-GAAP financial measure Adjusted net income (loss). The allocation of these costs to gold and copper is determined using the same allocation used in the allocation of CAS between gold and copper at the Phoenix, Boddington and Batu Hijau mines.

Treatment and Refining Costs - Includes costs paid to smelters for treatment and refining of our concentrates to produce the salable precious metal. These costs are presented net as a reduction of Sales.

Sustaining Capital - We determined sustaining capital as those capital expenditures that are necessary to maintain current gold production and execute the current mine plan. Capital expenditures to develop new operations, or related to projects at existing operations where these projects will enhance gold production or reserves, are considered development. We determined the breakout of sustaining and development capital costs based on a systematic review of our project portfolio in light of the nature of each project. Sustaining capital costs are relevant to the AISC metric as these are needed to maintain the Company’s current gold operations and provide improved transparency related to our ability to finance these expenditures from current operations. The allocation of these costs to gold and copper is determined using the same allocation used in the allocation of CAS between gold and copper at the Batu Hijau, Boddington and Phoenix mines.

Three Months Ended March 31, 2015	Costs Applicable to Sales (1) (2)(3)	Remediation Costs (4)	Advanced Projects and Exploration	General and Administrative	Other Expense, Net (5)	Treatment and Refining Costs	Sustaining Capital (6)	All-In Sustaining Costs	Ounces (000)/ Pounds (millions) Sold	All-In Sustaining Costs per oz/lb
GOLD
Carlin	$178	$1	$3	$-	$2	$-	$37	$221	227	$974
Phoenix	41	1	1	-	1	2	4	50	52	962
Twin Creeks	59	1	2	-	-	-	18	80	122	656
Other North America	-	-	5	-	2	-	1	8	-	-
North America	278	3	11	-	5	2	60	359	401	895

Yanacocha	114	24	5	-	6	-	15	164	246	667
Other South America	-	-	10	-	-	-	-	10	-	-
South America	114	24	15	-	6	-	15	174	246	707

Boddington	157	2	1	-	-	6	9	175	202	866
Tanami	57	1	1	-	1	-	14	74	98	755
Waihi	19	1	1	-	-	-	-	21	41	512
Kalgoorlie	60	1	-	-	-	1	7	69	61	1,131
Batu Hijau	50	2	-	-	2	9	6	69	104	663
Other Asia Pacific	-	-	1	-	5	-	-	6	-	-
Asia Pacific	343	7	4	-	8	16	36	414	506	818

Ahafo	55	1	6	-	1	-	12	75	100	750
Akyem	44	1	-	-	2	-	11	58	114	509
Other Africa	-	1	1	-	2	-	-	4	-	-
Africa	99	3	7	-	5	-	23	137	214	640

Corporate and Other	-	-	24	44	6	-	3	77	-	-
Total Gold	$834	$37	$61	$44	$30	$18	$137	$1,161	1,367	$849

COPPER
Phoenix	$25	$1	$-	$-	$1	$1	$3	$31	13	$2.38

Boddington	39	-	-	-	-	4	2	45	20	2.25
Batu Hijau	121	5	-	-	3	22	14	165	106	1.56
Asia Pacific	160	5	-	-	3	26	16	210	126	1.67
Total Copper	$185	$6	$-	$-	$4	$27	$19	$241	139	$1.73
Consolidated	$1,019	$43	$61	$44	$34	$45	$156	$1,402
(1)	Excludes Depreciation and amortization and Reclamation and remediation.
(2)	Includes by-product credits of $20.
(3)	Includes planned stockpile and leach pad inventory adjustments of $24 at Carlin, $2 at Twin Creeks, $4 at Yanacocha and $19 at Boddington.
(4)	Remediation costs include operating accretion of $18 and amortization of asset retirement costs of $25.
(5)	Other expense, net is adjusted for restructuring costs of $5.
(6)	Excludes development capital expenditures, capitalized interest, and the increase in accrued capital of $128. The following are major development projects: Turf Vent Shaft and Merian for 2015.

Three Months Ended March 31, 2014	Costs Applicable to Sales (1) (2)(3)	Remediation Costs (4)	Advanced Projects and Exploration	General and Administrative	Other Expense, Net (5)	Treatment and Refining Costs	Sustaining Capital (6)	All-In Sustaining Costs	Ounces (000)/ Pounds (millions) Sold	All-In Sustaining Costs per oz/lb
GOLD
Carlin	$192	$1	$4	$-	$1	$-	$20	$218	228	$956
Phoenix	34	-	1	-	1	2	7	45	55	818
Twin Creeks	55	1	1	-	1	-	32	90	103	874
La Herradura (7)	16	1	4	-	-	-	4	25	23	1,087
Other North America	-	-	6	-	3	-	5	14	-	-
North America	297	3	16	-	6	2	68	392	409	958

Yanacocha	221	30	7	-	9	-	14	281	206	1,364
Other South America	-	-	8	-	-	-	-	8	-	-
South America	221	30	15	-	9	-	14	289	206	1,403

Boddington	142	3	-	-	1	1	15	162	167	970
Tanami	55	1	1	-	1	-	20	78	81	963
Jundee (8)	42	3	1	-	-	-	7	53	63	841
Waihi	19	-	-	-	-	-	1	20	25	800
Kalgoorlie	77	1	1	-	-	-	2	81	92	880
Batu Hijau	8	1	-	-	1	1	2	13	6	2,167
Other Asia Pacific	-	-	1	-	8	-	-	9	-	-
Asia Pacific	343	9	4	-	11	2	47	416	434	959

Ahafo	61	1	9	-	3	-	21	95	110	864
Akyem	38	-	-	-	3	-	2	43	119	361
Other Africa	-	-	2	-	1	-	-	3	-	-
Africa	99	1	11	-	7	-	23	141	229	616

Corporate and Other	-	-	29	45	6	-	4	84	-	-
Total Gold	$960	$43	$75	$45	$39	$4	$156	$1,322	1,278	$1,034

COPPER
Phoenix	$26	$-	$-	$-	$-	$1	$1	$28	11	$2.55

Boddington	40	1	-	-	-	5	3	49	15	3.27
Batu Hijau	57	5	1	-	7	5	13	88	19	4.63
Asia Pacific	97	6	1	-	7	10	16	137	34	4.03
Total Copper	$123	$6	$1	$-	$7	$11	$17	$165	45	$3.67
Consolidated	$1,083	$49	$76	$45	$46	$15	$173	$1,487
(1)	Excludes Depreciation and amortization and Reclamation and remediation.
(2)	Includes by-product credits of $23.
(3)	Includes stockpile and leach pad inventory adjustments of $20 at Carlin, $2 at Twin Creeks, $35 at Yanacocha, $25 at Boddington, and $29 at Batu Hijau.
(4)	Remediation costs include operating accretion of $18 and amortization of asset retirement costs of $31.
(5)	Other expense, net is adjusted for restructuring costs of $7.
(6)	Excludes development capital expenditures, capitalized interest, and the increase in accrued capital of $62. The following are major development projects: Turf Vent Shaft, Conga and Merian for 2014.
(7)	On October 6, 2014, the Company sold its 44% interest in La Herradura.
(8)	The Jundee mine was sold July 1, 2014.

Conference Call Information

A conference call will be held on Friday, April 24, 2015 at 10:00 a.m. Eastern Time (8:00 a.m. Mountain Time); it will also be carried on the Company's website.

Conference Call Details

Dial-In Number	800.857.6428
Intl Dial-In Number	517.623.4916
Leader	Meredith Bandy
Passcode	Newmont
Replay Number	800.834.5839
Intl Replay Number	203.369.3351
Replay Passcode	2015

Webcast Details

URL http://event.on24.com/r.htm?e=967497&s=1&k=E0F54DDDA377020CCEEFD343397D2214

The first quarter 2015 results and related financial and statistical information will be available after the market close on Thursday April 23, 2015 on the “Investor Relations” section of the Company’s website, www.newmont.com. Additionally, the conference call will be archived for a limited time on the Company’s website.

Investors are reminded to refer to the Investor Briefcase on www.newmont.com, which contains operating statistics, MD&A and other relevant financial information.

Cautionary Statement Regarding Forward Looking Statements, Including Outlook:

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws. Such forward-looking statements may include, without limitation: (i) estimates of future consolidated and attributable production and sales; (ii) estimates of future costs applicable to sales and All-in sustaining costs; (iii) estimates of future consolidated and attributable capital expenditures; (iv) our efforts to continue delivering reduced costs and efficiency; (v) expectations regarding the development, growth and exploration potential of the Company’s projects, including the Turf Vent Shaft, Merian, Long Canyon Phase 1, the Tanami Expansion and the Ahafo Mill Expansion; (vi) expectations regarding the repayment of debt from cash flows and existing cash; and (vii) expectations regarding future price assumptions, financial performance and other outlook or guidance. Estimates or expectations of future events or results are based upon certain assumptions, which may prove to be incorrect. Such assumptions, include, but are not limited to: (i) there being no significant change to current geotechnical, metallurgical, hydrological and other physical conditions; (ii) permitting, development, operations and expansion of the Company’s operations and projects being consistent with current expectations and mine plans, including without limitation receipt of export approvals; (iii) political developments in any jurisdiction in which the Company operates being consistent with its current expectations; (iv) certain exchange rate assumptions for the Australian dollar to the U.S. dollar, as well as other the exchange rates being approximately consistent with current levels; (v) certain price assumptions for gold, copper and oil; (vi) prices for key supplies being approximately consistent with current levels; (vii) the accuracy of our current mineral reserve and mineralized material estimates; (viii) the acceptable outcome of negotiation of the amendment to the Contract of Work and/or resolution of export issues in Indonesia other assumptions noted herein. Where the Company expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the “forward-looking statements”. Such risks include, but are not limited to, gold and other metals price volatility, currency fluctuations, increased production costs and variances in ore grade or recovery rates from those assumed in mining plans, political and operational risks, community relations, conflict resolution and outcome of projects or oppositions and governmental regulation and judicial outcomes. For a more detailed discussion of such risks and other factors, see the Company’s 2014 Annual Report on Form 10-K, filed on February 20, 2015, with the Securities and Exchange Commission, as well as the Company’s other SEC filings. The Company does not undertake any obligation to release publicly revisions to any “forward-looking statement,” including, without limitation, outlook, to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws. Investors should not assume that any lack of update to a previously issued “forward-looking statement” constitutes a reaffirmation of that statement. Continued reliance on “forward-looking statements” is at investors' own risk.

Investors are reminded that this news release should be read in conjunction with Newmont’s Form 10-Q filed with the Securities and Exchange Commission on or about April 23, 2015 (available at www.newmont.com).

CONTACT:
Newmont Mining Corporation
Investor Contacts:
Meredith Bandy, 303-837-5143
meredith.bandy@newmont.com
or
Matt Eichmann, 303-837-5287
matt.eichmann@newmont.com
or
Media Contact:
Omar Jabara, 303-837-5114
omar.jabara@newmont.com